                                                              EXHIBIT 2.5


                    AGREEMENT OF PURCHASE AND SALE OF STOCK


   THIS AGREEMENT is made and entered into on the 16th day of July,
1996 but effective as of July 1, 1996, between and among LASON SYSTEMS, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48084 ("Buyer"); RICHARD J. WOLFSON whose address is P.O. Box 5518, Jacksonville, Florida 32247-5518, DONALD M. WOLFSON whose address is P.O. Box 5518, Jacksonville, Florida 32247-5518, SAUL WOLFSON whose address is P.O. Box 5518, Jacksonville, Florida, 32247-5518, BOBBY R. STEVENS, SR. whose address is 7833 Bayberry Road, Jacksonville, Florida 32256, DR. EUGENE WOLCHOK whose address is 9020 Baycove Lane, Jacksonville, Florida 32257 (collectively referred to herein as "Shareholders"); DONALD WOLFSON CHARITABLE REMAINDER UNITRUST, whose address is P.O. Box 5518, Jacksonville, Florida 32247-5518; RICHARD WOLFSON CHARITABLE REMAINDER UNITRUST whose address is P.O. Box 5518, Jacksonville, Florida 32247-5518; SAUL WOLFSON CHARITABLE REMAINDER UNITRUST whose address is P.O. Box 5518 Jacksonville, Florida 32247-5518; EUGENE B. AND BRENDA R. WOLCHOK CHARITABLE REMAINDER UNITRUST whose address is 9020 Baycove Lane, Jacksonville, Florida 32257; and INFORMATION & IMAGE TECHNOLOGY OF AMERICA, INC., a Florida corporation, the address of which is 7829-7833
Bayberry Road, Jacksonville, Florida 32256 ("Corporation")    Shareholders and
Corporation are collectively referred to in this Agreement as "Selling
Parties."

                            R  E  C  I  T  A  L  S:

   Shareholders have represented that they own all of the issued and outstanding capital stock of Corporation as follows:

SHAREHOLDER                           NO. OF SHARES       % OF OWNERSHIP
- -----------                           -------------       --------------
Richard J. Wolfson
("Richard W.")                             36.67                3.67%

Richard Wolfson Charitable
Remainder Unitrust                        146.66               14.67%

Donald M. Wolfson
("Donald M.")                              73.33                7.33%

Donald M. Wolfson Charitable
Remainder Unitrust                         110                  11.0%

Saul Wolfson
("Saul W.")                                73.34                7.33%

Saul Wolfson Charitable
Remainder Unitrust                         110                  11.0%


SHAREHOLDER                          NO. OF SHARES        % OF OWNERSHIP
- -----------                          -------------        --------------
Bobby R. Stevens, Sr.
("Stevens")                               250                  25.0%

Dr. Eugene Wolchok
("Wolchok")                                80                   8.0%

Eugene B. and Brenda R. Wolchok
Charitable Remainder Unitrust             120                    12%


                                        ------                ------

                                         1000                   100%

Buyer desires to purchase all of the shares in the Corporation owned by Shareholders so that the aggregate shares (the "Shares") to be purchased by Buyer will give Buyer one hundred (100%) percent ownership interest in the Corporation. Shareholders desire to sell the Shares to Buyer, and Corporation desires that this transaction be consummated.

                 NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

                 SECTION 1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 7.1), Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholders, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. On the Closing Date, the certificates representing the Shares are to be duly endorsed in blank for transfer, or accompanied by a separate written instrument of assignment and are to be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

                 SECTION 1.2 PURCHASE PRICE. Subject to the possible adjustment contemplated in Section 1.3 hereof, the purchase price for the Shares is $3,150,000.00 (the "Purchase Price"). It is understood and agreed that said aggregate Purchase Price is calculated on a uniform per share price of $3,150.00 for each of the Shares. The Purchase Price shall be paid in cash and in shares of the Class A-1 Common Stock, par value of $0.01 per share (the

"Class A-1 Shares") of Buyer's parent corporation, Lason Holdings, Inc., a Delaware corporation ("Holdings"), as follows: $1,890,000.00 and 35,906 Class A-1 Shares, respectively for all of the Shares, with each Class A-1 Share being valued at $35.09. The respective amounts of cash and Class A-1 Shares to which each of the Shareholders are entitled are set forth on Exhibit "1.2".
The Class A-1 Shares being issued to Shareholders are subject to the restrictions on resale described in Section 1.3 and provided under federal and State securities laws. At closing, there shall be deducted from the cash portion of the Purchase Price which is to be paid to the Shareholders those certain debts of the Corporation scheduled on Exhibit "1.2".

                 SECTION 1.3 ADJUSTMENT TO PURCHASE PRICE. The Shareholders and Buyer agree that the pro forma EBITDA for Corporation for the period of March 1, 1996 to February 28, 1997 (the "Review Period") is $630,000.00 (the "Target Earnings"). To the extent that the actual EBITDA for the Review Period is different from the Target Earnings, an adjustment to the Purchase Price, up or down, shall be made as soon following February 28, 1997 as actual financial results are known. The adjustment shall be equal to the percentage increase or decrease from the Target Earnings subject to: (i) a maximum percentage increase of 30% of the Purchase Price; and (ii) a maximum percentage decrease of 15% of the Purchase Price. (Examples: If actual EBITDA for the Review Period is $830,000.00 instead of the Target Earnings then, and in that event, the Purchase Price previously paid will be increased by thirty (30%) percent to $4,095,000.00. Alternatively, if actual EBITDA is $530,000.00 (a decrease of 15.87%) then, and in that event, the Purchase Price previously paid will be decreased by fifteen (15%) percent to $2,677,500.00.

                 At each Shareholders' election, the foregoing adjustment will be made in either cash or Class A-1 Shares (at the value per share of such Class A-1 Shares as set forth in Section 1.2 hereof adjusted for the stock split discussed below [should such split occur] for any adjustment related to a decrease in actual EBITDA and at such value per share if Holdings is not a public company on the date when actual EBITDA is known or at the market value of a share of Holdings' common stock on that date which is the earlier of the date of the Shareholders' Notice (as defined below) or 10 days following the date of the Company Notice (as defined below) if no Shareholders' Notice is given if Holdings is a public company and the adjustment relates to an increase in actual EBITDA over the Target Earnings). Buyer will give the Shareholders written notice of actual EBITDA for the Review Period as soon as such results are known (the "Company Notice"). The Company Notice will be accompanied by reasonable and appropriate backup financial information. Thereafter, each Shareholder shall have 10 business days in which to elect to have the adjustment made in cash or by shares or partly in each, as the case may be. Such election shall be made by written notice to Buyer signed by each electing

Shareholder (the "Shareholder's Notice"). Such payment, return of shares or issuance of shares is to be accomplished within 10 business days after the date of the Shareholders' notice. In the event that Shareholders do not make the requisite payments or return of Class A-1 Shares on a timely basis as aforesaid, then, and in that event, Buyer may cause the requisite number of Class A-1 shares to be assigned back to Holdings without further action by the Shareholders being required. In order to facilitate a final possible negative adjustment, Shareholders agree that they will not offer or sell or otherwise transfer or dispose of their respective Class A-1 Shares until the adjustment contemplated herein has been determined and made and the Class A-1 Shares being issued to them shall contain a legend setting forth such limitation. Shareholders further agree to enter into an escrow agreement in the form of
Exhibit 1.3 hereto, pursuant to which Shareholders will escrow their respective Class A-1 Shares with Buyer's counsel, Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, and execute assignments separate from certificate in blank to such shares in order to enable Buyer to accomplish a re-assignment of Class A-1 Shares in case such re-assignment is either elected or required, as set forth above. Notwithstanding anything to the contrary set forth herein, the Corporation's share of Newco Net Earnings (as defined in Section 8.4) earned from the transaction referenced in Section 8.4 shall not be included in the actual calculation of EBITDA provided for herein.

                 In connection with the issuance of Class A-1 Shares and possible re-adjustment to the Purchase Price contemplated herein Selling Parties acknowledge and agree to the following:

                 A. Holdings is currently working on a possible Initial Public Offering which may or may not be completed but if it is completed will involve a re-capitalization of Holdings' current stock structure with the final parameters of same yet to be determined. However, it is anticipated that there may be 1 class of common stock in place of the current 3 classes following a stock split in the range of somewhere between 2 and 3 to 1 and, accordingly, all of Shareholders' stock may be converted to the single class of common stock on the same basis as the stock held by all of the other holders of Class A-1 and Class A-2 common stock. Accordingly, all references herein to "Class A-1 Shares" shall be understood to refer to Holdings' common stock as same may evolve as part of the contemplated Initial Public Offering. For purposes of this Agreement, "Initial Public Offering" means the sale in an initial underwritten public offering registered under the Securities Act of 1933 (other than on Form S-8 or a similar form) of shares of common stock of Holdings.

                 B. In the escrow agreement contemplated above, Shareholders will constitute Gary L. Monroe or William J. Rauwerdink as their attorney in fact to execute any and all instruments determined to be necessary or desirable by Holdings' counsel in order to accomplish the re-capitalization referred to in sub-paragraph A above. At the conclusion of the re-capitalization, Shareholders will likely hold more shares of Holdings' common stock than the 35,906 Class A-1 Shares set forth in Section 1.2 hereof; provided, however, that in no event will Shareholders be entitled to receive more shares of Holdings' Common Stock than shares worth $1,260,000.00 valued at the offering price to the public on the date of the Initial Public Offering.

                 C. Shareholders will be bound by all re-sale restrictions which will be imposed by the terms and conditions of the contemplated underwriting and by applicable federal and state securities laws.

                 D. In the event that Buyer: (i) elects to sell all of the Shares or substantially all of the assets of Corporation prior to the expiration of the Review Period; or (ii) materially and adversely changes the business of Corporation without the consent of Shareholders prior to the expiration of the Review Period and such change deprives Shareholders of a reasonable opportunity to achieve an increase in the Purchase Price as contemplated herein, then, and in either event, Shareholders will be entitled to receive the maximum possible adjustment to the Purchase Price (i.e., $945,000.00) regardless of the Corporation's actual EBITDA as compared to the Target Earnings.

                 E. Buyer, as parent corporation of Corporation, will use its reasonable efforts to facilitate the Corporation's economic performance during the Review Period but makes no commitments as to an application of resources to the Corporation. During the Review Period, the Corporation will remain under the direction of its' currently in place management team subject to the directives of its Board of Directors, and, accordingly, each of the Shareholders acknowledge that neither Buyer nor Holdings have made any representation or warranty whatsoever concerning the achievability of obtaining additional compensation (bonus or otherwise; an additional positive adjustment to the Purchase Price or income from the NEWCO transaction (as that term is defined in Section 8.4 hereof.


                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

                 Selling Parties, jointly and severally, represent and warrant to Buyer that, as of the date hereof:

                 SECTION 2.1 ORGANIZATION, STANDING AND POWER. Corporation is duly organized, validly existing and in good standing under the laws of the State of Florida, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do intrastate business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification necessary. Each jurisdiction in which Corporation is so qualified to do business is listed on Exhibit "2.1".

                 SECTION 2.2 CAPITALIZATION. The authorized capital stock of Corporation consists of ten thousand (10,000) shares of common stock having a par value of $1.00 each, of which one thousand (1000) shares are issued and outstanding. All of the Shares are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                 SECTION 2.3 TITLE TO SHARES. Shareholders are the owners, beneficially and of record, of all of the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions except as set forth in Exhibit "2.3".

                 SECTION 2.4 SUBSIDIARIES. Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

                 SECTION 2.5 AUTHORITIES AND CONSENTS. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Corporation. Selling Parties represent and warrant that they have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and that no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Corporation, and no consent or approval of or notice to any other person or entity (except consents, approvals and notices required in connection with contracts and leases listed in Exhibits "2.14" and "2.24"), is required in connection with the execution and delivery by Selling Parties of this Agreement or the consummation by Selling Parties of the transactions contemplated hereby.

                 SECTION 2.6 NO BREACH OR VIOLATION. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, does not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Corporation, or any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Corporation is a party or by which it or its property is bound; (iii) an event that would permit any party to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (iv) the creation or imposition of any lien, charge or encumbrance on any of the properties of Corporation.

                 SECTION 2.7 FINANCIAL STATEMENTS. There have heretofore been delivered to Buyer: (i) unaudited financial statements, including balance sheets, statements of income and retained earnings, and statements of changes in financial position for Corporation as of December 31, 1993, December 31, 1994 and December 31, 1995, and for the twelve (12) month period then ended prepared by Daniel H. Borcher, certified public accountant, independent public accountants, whose opinions with respect to said statement are included therein; (ii) unaudited balance sheet and statement of income and retained earnings for Corporation as of March 1, 1996 and for the 3 month period then ended; and (iii) unaudited balance sheet and statement of income and retained earnings for Corporation as of May 31, 1996 and for the 5-month period then ended . Both of the statements contemplated in (ii) and (iii) hereof shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of Corporation stating that such balance sheet and statement of income are unaudited but include all adjustments considered necessary for a fair presentation of the results for the period indicated.

          All of the financial statements referred to above (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Financial Statements present fairly the financial positions of Corporation to which they relate as at the respective dates thereof, and the related results of operations of Corporation for the periods therein referred to.

                 SECTION 2.8 UNDISCLOSED LIABILITIES. Except as set forth in Exhibit "2.8", Corporation has no material debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which, under generally accepted accounting principles, should have been so reflected or reserved against or disclosed in Corporation's balance sheet dated as of May 31, 1996, included in the Financial Statements, except for those that may have been incurred subsequent to the date of that balance sheet.

All debts, liabilities and obligations incurred after May 31, 1996 were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                 SECTION 2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in Exhibit "2.9", since March 1, 1996, the business of Corporation has been operated only in the ordinary course and, without limiting the generality of the foregoing, Corporation has not:

                 A. Declared, set aside or paid any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock ;

                 B. Sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                 C. Had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities, operations or prospects;

                 D. Issued, authorized for issuance, or sold any equity security, bond, note or other security, or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise;

                 E. Incurred additional debt for borrowed money, or incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of its business;

                 F. Paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit or appeal, pending or threatened against them or any of their assets or properties, except in the ordinary and usual course of its business;

                 G. Mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

                 H. Sold, transferred, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale or other disposition of any of its products or services;

                 I. Purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity;

                 J. Made any expenditure for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of its business;

                 K. Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $5,000.00;

                 L. Waived any right or claim or cancelled any debts or claims or voluntarily suffered any extraordinary losses;

                 M. Sold, assigned, transferred or conveyed any property rights, except in the ordinary and usual course of business;

                 N. Effected any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance deferred compensation or any other employee benefit plan or arrangement;

                 O. Paid to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries and benefits at times any rates in effect prior to December 31, 1995;

                 P. Effected any change in its directors or executive management;

                 Q. Effected any amendment or modification in its Articles of Incorporation or By-Laws;

                 R. Had any labor trouble that has or might materially and adversely affect its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                 S. Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                 T.       Revalued any of its assets;

                 U. Increased the salary or other compensation payable or to become payable to any of its officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person;

                 V. Made any loan to any person or entity, or guaranteed any loan;

                 W. Had any other event or condition of any character that has or might reasonably have a material and adverse effect on its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects; or

                 X. Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through W.

                 SECTION 2.10 TAXES. Except as set forth in Exhibit "2.10" within the times and in the manner prescribed by law, Corporation has filed all tax returns required to be filed and has paid or made adequate provision for payment of all taxes upon it, its properties, income or franchises, due and payable on or before the date hereof. Except as set forth in Exhibit "2.10", there are no claims pending against Corporation for past-due taxes, nor has Corporation been notified of any claims. There are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by Corporation. Except as set forth in Exhibit "2.10", there are no outstanding waivers or agreements by Corporation for the extension of the time for the assessment of any tax. The tax returns of Corporation, if audited, have been finally determined by the Internal Revenue Service or other taxing authority, or otherwise closed, and any penalties, deficiencies, assessments, additions to tax and interest proposed as a result of such audits have been paid or settled. The charges, accruals and reserves for taxes reflected in the balance sheet as of May 31, 1996, and included in the Financial Statements, are, adequate for any and all taxes for the periods ending the date of such balance sheets and for all prior periods, whether or not disputed. As used in this Section 2.10, the terms "tax" and "taxes" refer to any tax, assessment, additions to tax, fee, penalty, interest or other governmental charge imposed by any federal, state, county, local, foreign, commonwealth or other governmental entity. Corporation has never filed, nor will it file, any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended, on or before the Closing Date. The Buyer will have prepared and the Shareholders will be responsible for the cost of such preparation and filing all requisite federal and state tax returns for the period ending June 30, 1996 notwithstanding the fact that Buyer as the post closing parent corporation of Corporation shall be responsible for preparing same.

                 SECTION 2.11 RECEIVABLES. Except as set forth in Exhibit "2.11", all receivables of Corporation shown on the balance sheets included in the Financial Statements are carried at values determined in accordance with generally accepted accounting principles consistently applied, reflect all pertinent facts known to Corporation as of the date hereof, and represent valid and binding obligations of the debtors requiring no further performance by Corporation. Except as set forth in Exhibit "2.11", reserves for doubtful accounts have been established on the books of Corporation in accordance with generally accepted accounting principles consistently applied and are reflected on the balance sheets included in the Financial Statements.

                 SECTION 2.12 INVESTMENTS AND INVESTMENT SECURITIES. Corporation has no interest, of record or beneficial, direct or indirect, in any governmental bonds or notes, other investment securities and assets held for investment except as set forth in Exhibit "2.12".

                 SECTION 2.13     REAL PROPERTY.

                 A. Exhibit "2.13" sets forth a complete and accurate address of each parcel of real property, together with all buildings, fixtures and other improvements located thereon (collectively, the "Real Property") which is either owned by or leased to Corporation.

                 B. To the best of Selling Parties' knowledge, the Real Property and the current and currently planned use thereof is and will be in compliance with all applicable use restrictions and/or lease covenants.

                 C. No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to Corporation by any governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same.

                 D. Corporation has not subjected, and will not subject or suffer to be subjected hereafter the Real Property or any portion thereof to any lease (except a lease by Corporation), sublease, tenancy, concession, license, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, equity, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof except as set forth in Exhibit "2.13".

                 E. There are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof due and payable by Corporation.

                 SECTION 2.14 LEASES. Exhibit "2.14" lists all leases, rental agreements, conditional sales contracts and other similar agreements (collectively, "Leases"), as amended, which cannot be terminated by Corporation without liability at any time upon less than thirty (30) days' notice or which involve payment by it in the future of more than $10,000.00, under which Corporation holds or uses any real or personal property or leases any of the same to others. Corporation has complied with the material provisions of all Leases, and all such Leases are valid, in good standing and enforceable by Corporation in accordance with their terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by limitations on enforceability applicable to contracts generally. Notwithstanding anything contained in the Leases, Corporation has such title to or interests thereunder as are necessary to continue to conduct its business as presently conducted or as presently proposed to be conducted, and there is no title defect to which any of the Leases is subject which might be expected at any time to have a material adverse effect on Corporation or its condition (financial or other), earnings, assets, liabilities, business, operations or prospects. Exhibit "2.14" sets out any and all advances, deposits and prepayments made by Corporation under the Leases.

                 SECTION 2.15     ENVIRONMENTAL MATTERS.

                 A. None of the operations or property of Corporation is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq., Occupational Safety and Health Act, 29 U.S.C. Section Section 651 et seq., Resource Conversation and Recovery Act, 42 U.S.C. Section Section
         6901 et seq., Clean Air Act, 42 U.S.C. Section Section 7401 et seq., Federal Water Pollution Control Act, 33 U.S.C. Section Section 1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as the "Environmental Laws".

                 B. Corporation has no knowledge of a "Release" nor has it filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of the Real Estate (including movement in or through the air, soil, surface water, groundwater or property) of a "Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "hazardous waste" (as that term is defined under 40 Code of Federal Regulations ("CFR") Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.

                 C. Corporation has not received any written notice, claim or report from any governmental authority or third party to the effect that Corporation is or may be liable to any other person or entity as a result of the Release or threatened Release of a Contaminant into the environment.

                 SECTION 2.16 PATENTS, ETC. Exhibit "2.16" contains a list and brief description of all trade names, trademarks, trademark registrations and applications for registration, service marks, patent rights, patent applications, trade secrets, copyrights and applications therefor (herein collectively referred to as "Proprietary Rights") owned by Corporation, useful or necessary to the conduct of its business, or in which Corporation has any rights, licenses or immunities and of all patent licensing and similar arrangements to which Corporation is a party. All Proprietary Rights are owned by Corporation, and are, valid and in full force and effect.

                 SECTION 2.17 NON-INFRINGEMENT; AGREEMENTS. Except as set forth in Exhibit "2.17", no Proprietary Right is the subject of litigation or other adversary proceedings. No present or presently proposed operation or activity of Corporation infringes the rights of any other person or entity, and no person or entity is infringing the Proprietary Rights of Corporation. Corporation has the right and authority, including without limitation, adequate licenses, to use such Proprietary Rights as are necessary to enable Corporation to conduct and continue to conduct all phases of its business in the manner presently conducted by it. Corporation is not a party to or bound by any license or agreement requiring the payment by it of any royalty, override or similar payment in connection with any activity conducted or to be conducted by it. Except as provided for by the terms of contracts with governmental authorities, Corporation is not a party to any agreement: (i) prohibiting or restricting its use or sale of any special device, item, customer list, secret process or the like; or (ii) limiting its business to any territory, pricing policy or customers; or (iii) requiring exclusive dealing or otherwise in restraint of its business.

                 SECTION 2.18 INSURANCE. All policies of liability, theft, life, fire, title and other forms of insurance and surety bonds (including, without limitation, any standby letters of credit), insuring Corporation, its directors, officers, employees, properties, assets and business are listed and briefly described on Exhibit "2.18". All of said policies are valid and in good standing. Corporation has experienced no losses or made claims under any of such policies which are extraordinary for a company of its' size except as are set forth on Exhibit "2.18".

                 SECTION 2.19 INTERESTED TRANSACTIONS. Corporation has no contract or agreement (oral or written) with, any outstanding loans to or from, or any outstanding liabilities (except for no more than one (1) months' salary at no more than the current annual rate) to any officer, director, employee or stockholder of Corporation or any relative of any such person or any corporation or other entity in which any of such persons has a material financial interest, direct or indirect, or of which any such person is an officer, director or partner, except as set forth in Exhibit "2.19".

                 SECTION 2.20 CUSTOMERS AND SALES. A correct and current list of all customers of Corporation whose annual purchases exceed $100,000.00, is set forth on Exhibit "2.20". There are no facts or circumstances known to the Selling Parties or any of them indicating that any customer who has ordered products or services from Corporation which have not yet been delivered intends to cancel such order. Selling Parties have no knowledge that any of the listed customers of Corporation intend to cease doing business with Corporation, or materially alter the amount of the business that they are presently doing with Corporation.

                 SECTION 2.21 EXISTING EMPLOYMENT CONTRACTS AND/OR REMUNERATION AGREEMENTS. Exhibit "2.21" sets forth a complete and accurate list of all employment contracts or other agreements or arrangements providing for employee remuneration or benefits to which Corporation is a party or by which Corporation is bound, copies of the originals of which have been provided to Buyer. All such contracts and arrangements are in full force and effect, and neither Corporation nor any other party is in default under any such contract or arrangement, nor are there any amendments, modifications, changes or releases thereto, written or oral. There have been no claims of defaults and there are no facts or conditions which if continued, or upon notice, will result in a default under such contracts or arrangements. There is no pending or threatened labor dispute, strike or work stoppage affecting the business of Corporation.

                 SECTION 2.22 EMPLOYEE BENEFITS PLANS. Exhibit "2.22" sets forth a complete and accurate list of all collective bargaining agreements and all pension, bonus, profit-sharing, stock option or other plan or arrangement providing for employee benefits

(including any plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act), to which Corporation is a party or by which Corporation is bound, copies of the originals of which are attached hereto as Exhibit "2.22". There are no unfunded liabilities or other obligations of Corporation with respect to any such collective bargaining agreements, or pensions, bonus, profit-sharing, stock option or other plans or arrangements providing for employee benefits except as set forth on Exhibit "2.22" hereto.

                 SECTION 2.23 WORKERS COMPENSATION; EMPLOYMENT DISCRIMINATION; LABOR RELATIONS. To the best of Selling Parties' knowledge, Corporation has complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker compensation laws. There are no employment discrimination proceedings by any employee or former employees against Corporation currently threatened or pending before any state or federal court or state or federal administrative agency, tribunal, commission or board and no facts or circumstances exist which may result in the filing or commencement of any such proceeding. All currently pending or outstanding worker's compensation claims are listed on Exhibit "2.23" attached hereto and all such claims are fully insured against. There is no effort being made to organize the employees of Corporation into any collective bargaining unit or to solicit them to join any labor organization and Corporation has no knowledge of any intention on the part of any labor organization to organize such employees or to solicit them to join any labor organization. Corporation is not bound by any prior court, administrative agency, tribunal, commission or board, decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment or, to the best of Selling Parties' knowledge, attempts to organize a collective bargaining unit which may adversely affect the business and affairs of Corporation or the transactions contemplated hereby. Except as set forth on Exhibit "2.23", there is no unfair labor practice complaint against Corporation pending before the National Labor Relations Board.

                 SECTION 2.24 OTHER CONTRACTS. Exhibit "2.24" lists and briefly describes all contracts, agreements, commitments, guarantees, letters of intent, understandings or other arrangements of a contractual nature, written or oral (including, but not limited to, franchise, patent, trademark and royalty agreements), other than outstanding purchase orders made in the ordinary course of business and other than as listed in any other schedule hereto, to which Corporation is a party and which: (i) involve payment by Corporation of more than $10,000.00; or (ii) materially affect the condition (financial or other), earnings, assets, liabilities, business, operations or prospects of Corporation. Corporation has, to the best of Selling Parties' knowledge, complied in all material respects with the provisions of all contracts under which it is bound, and has not been in material default or claimed default under any thereof.

                 SECTION 2.25 OFFICERS AND DIRECTORS, ETC. Exhibit "2.25" is a true and complete list of:

                 A. The names of all present officers and directors of Corporation and their current annual salary or other compensation (such as, but not limited to, consultant's fees) and including all bonuses, whether deferred, accrued or otherwise, which were paid or accrued during 1995;

                 B. The names, titles and annual compensation of all salaried employees of Corporation whose compensation (in whatever form) from Corporation as of the date hereof which will equal or exceed or which will be likely to exceed an annual rate of $50,000.00, in 1996 or equalled such amount in the year ended December 31, 1995.

                 C. The name of each bank or other financial institution in which Corporation has an account, deposit or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto;

                 D. The names of all persons holding tax or other powers of attorney from Corporation and a summary of the terms of each; and

                 E. The names of all persons authorized (by the By-Laws or by resolution of the Board of Directors or otherwise) to write checks or borrow funds on behalf of Corporation.

                 SECTION 2.26 CORPORATE DOCUMENTS. Corporation has furnished or made available to Buyer or its representatives for its examination, the originals, or true, correct and complete copies, of: (i) the Articles of Incorporation and By-Laws of Corporation; (ii) the minute books of Corporation containing all records of all proceedings, consents, actions and meetings of the shareholders and Board of Directors; (iii) all permits, orders and consents issued by any governmental authority (domestic or foreign) with respect to Corporation, or any security issued by them, and all applications for such permits, orders and consents; and (iv) the stock transfer books of Corporation setting forth all issuances and transfers of any capital stock. All of Corporation's records are complete and correct in all material respects and all such records have been maintained in accordance with sound business practices.

                 SECTION 2.27 LITIGATION AND CLAIMS. Except as set forth on Exhibit "2.27", there is: (i) no action, suit, proceeding, claim or investigation pending or, to the best of Selling Parties' knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (ii) no other unresolved claim made against Corporation or affecting it or its properties or business, or the transactions contemplated by this Agreement or any factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same. All correspondence, memoranda and other written notifications (collectively, "Complaints") which it has received within the twelve (12) months preceding the date hereof concerning, or relating to, complaints or expressions of dissatisfaction with the products, services or personnel of Corporation, which Complaints, either individually, or in the aggregate, could result in a material adverse change to the condition (financial or other), earnings, business, assets, operations or prospects of Corporation are listed on Exhibit "2.27" and Buyer has been provided with accurate and complete copies of same. The matters set forth in Exhibits "2.27", if decided adversely to Corporation will not result in a material adverse change in the earnings, business, assets or condition (financial or other), operations or prospects of Corporation. Except as set forth on Exhibit "2.27", Corporation is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

                 SECTION 2.28 GENERAL LIABILITY. Selling Parties have no knowledge of any statement of facts or the occurrence of any event forming the basis for any present tort claim against Corporation not covered by insurance.

                 SECTION 2.29 OTHER TANGIBLE PERSONAL PROPERTY. Exhibit "2.29" contains a complete and accurate list and brief description of all machinery, tools, dies, appliances, vehicles, furniture, equipment (including essential replacement parts) and other tangible personal property of any kind and description, other than inventories, owned or leased by Corporation (the "Tangible Personal Property"). The Tangible Personal Property constitutes all tangible personal property necessary for the conduct by Corporation of its business as now conducted. All motor vehicles listed on Exhibit "2.29" have passed emission standards examinations required by applicable law. Except as stated in Exhibit "2.29", no Tangible Personal Property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Corporation.

                 SECTION 2.30 TITLE TO ASSETS. Except for property leased by Corporation, Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible and intangible, which constitute all the assets and interests in assets that are used in its business. All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for: (i) those disclosed in Corporation's balance sheet included in the Financial Statements; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. All real property and tangible personal property of Corporation is in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all premises leased to it from others. No officer, nor any director or employee of Corporation, nor any spouse, child or relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to or any copyrights, patents, trademarks, trade names or trade secrets licensed by Corporation.

                 SECTION 2.31 INVESTMENT REPRESENTATIONS. In connection with the Shareholders' purchase of the Class A-1 Shares:

                 A. Shareholders were given the opportunity to ask questions and receive answers concerning Holdings and the terms and conditions of the offer and sale and to obtain any additional information possessed by Holdings or which Holdings could acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided to Shareholders about Holdings;

                 B. Shareholders are purchasing the Shares solely for their own respective accounts for investment and not with the view to sale or distribution of the Class A-1 Shares or any portion thereof and not with any intention of selling, offering to sell, or otherwise disposing of or distributing the Class A-1 Shares or any portion thereof.

                 C. Shareholders received all information they respectively deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Class A-1 Shares;

                 D. Shareholders either are accredited investors as such term is defined in Regulation D, Rule 501 under the Securities Act of 1933, as amended, or are sophisticated in financial matters and able to evaluate the risk and benefits of an investment in Holdings; and

                 E. Shareholders are aware that the Class A-1 Shares have not been registered under the Securities Act of 1933, as amended (the "Act") and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration under the Act is available (such as that provided by Rule 144 under the Securities
         Act) and that each certificate representing the Class A-1 Shares will contain a legend noting the restrictions on resale under the Act.

                 F. Shareholders are aware of the fact that Buyer's proposed initial public offering may or may not be completed and acknowledge that Buyer has made no representation or warranty whatsoever regarding such initial public offering which has, in any way, induced Shareholders into entering into the transaction contemplated herein.

                 G. Each of the Shareholders represents and warrants that he will not sell, assign or transfer any of the shares of common stock of Holdings received in exchange for Shares except (i) pursuant to an effective registration statement under the Securities Act; (ii) following expiration of the restrictions imposed by Holdings' contemplated underwriting; or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Buyer is not required to be registered under the Securities Act.

                 H. Shareholders are aware of the fact that if an initial public offering is completed they will not have registration rights of any type or kind, except those rights which are more particularly described in Section 10.13 hereof.

                 SECTION 2.32 BEST KNOWLEDGE. The term "to the best of Selling Parties' knowledge", or equivalent terms, as used to qualify any of the foregoing representations and warranties, means knowledge of Richard W., Donald M., Saul W., Stevens and Wolchok after a diligent and thorough investigation as to the subject matter of such representations and warranties.

                 SECTION 2.33 ACCURACY AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by Selling Parties in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby contain or will contain any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS

                 Buyer with respect to Buyer and Holdings with respect to Holdings, hereby represent and warrant to Selling Parties as follows:

                 SECTION 3.1 ORGANIZATION. Buyer and Holdings are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the corporate power and are duly authorized to carry on their businesses where and as now conducted and to own, lease and operate properties as they now do.

                 SECTION 3.2 AUTHORIZATION. Buyer and Holdings have full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by Buyer and Holdings have been duly authorized by all requisite corporate action, including approval by Buyer's and Holdings' Boards of Directors.

                 SECTION 3.3 NO BREACH. Buyer and Holdings know of no facts or circumstances that may tend to cause, or relate to, an existing or potential breach or default by Selling Parties of the material terms, conditions, representations and warranties set forth herein.

                 SECTION 3.4 VALIDLY ISSUED. The total authorized number of shares of capital stock which Holdings has authority to issue is 19,000,002 shares, consisting of 13,000,000 shares of Class A-1 Common Stock, of which 999,998 shares are issued and outstanding; 4,000,000 shares of Class A-2 Common Stock, of which approximately 5,115 shares are issued and outstanding; 1,000,002 shares of Class B Common Stock, of which 1,000,002 shares are issued and outstanding; and 1,000,000 shares of Preferred Stock, none of which shares are issued and outstanding. Additionally, certain persons hold options to acquire 119,181 Class A-1 Common Stock and certain persons hold 101,615 options to acquire 101,615 Class A-2 Common Stock. When issued in accordance with the terms of this Agreement, the Class A-1 Shares will be validly issued, fully paid and non-assessable.

                 SECTION 3.5 MATERIAL ADVERSE CHANGE. Since December 31, 1995 there has been no material adverse change in, and no event, occurrence or development in the business of Buyer or Holdings that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on Buyer's financial condition, business or operations.

                 SECTION 3.6 ADVICE OF CHANGES. Between the date hereof and the Closing Date, Buyer shall promptly advise Selling Parties in writing of any fact which, if existing or known at the date hereof, would have been required to set forth or disclosed in or pursuant to this Agreement or any fact which, if existing or known at the date hereof, would have any of the representations contained herein materially untrue.

                 SECTION 3.7 The Financial Statement. There has heretofore been delivered to Buyer the audited Financial Statement, including a balance sheet, statement of income and retained earnings, and statement of changes in financial position for Buyer as of December 31, 1995 and for the twelve (12) month period then ended (the "Financial Statement") prepared by Coopers & Lybrand, L.L.P., independent public accountants, whose opinions with respect to said statement is included therein. The Financial Statement referred to above has been prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved. The Financial Statement presents fairly the financial position of the Buyer to which it relates at the date thereof and the related results of operations of Buyer for the period therein referred to.

                 SECTION 3.8 UNDISCLOSED LIABILITIES. Buyer has no material debts, liabilities, or obligations of any kind, whether accrued, absolute, contingent or otherwise, which, under generally accepted accounting principles, should have been so reflected or reserved against or disclosed in Corporation's balance sheet dated as of December 31, 1995, except those that may have been incurred subsequent to the date of that balance sheet. All debts, liabilities and obligations incurred after December 31, 1995 were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                 SECTION 3.9 LITIGATION. There is: (i) no action, suit, proceeding, claim or investigation pending or to the best of Buyer's knowledge, threatened, in any court or before any arbitrator or by and federal, state, or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (ii) no other unresolved claim made against Buyer or affecting it or its' properties or business where the transaction is contemplated by this Agreement or any factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same.

                 SECTION 3.10 TAXES. Within the times and in the manner prescribed by law, Buyer has filed all tax returns required to be filed and has paid or made adequate provision for payment of all taxes upon it, its' properties, income or franchises, due and payable on or before the date hereof. There are no claims pending against Buyer for past due taxes, nor has Buyer been notified of any claim. There are no present disputes or discussions with federal, state, local, foreign, commonwealth, or other authorities with respect to any taxes of any nature payable by Buyer. There are no outstanding waivers or agreements by Buyer for the extension of the time for the assessment of any taxes. The tax returns of Buyer, if audited, have been finally determined by the Internal Revenue Service or any other taxing authority, or otherwise disclosed, and any penalties, deficiencies, assessments, additions to tax and interest proposes as result of such audits have been paid or settled. The charges, accruals and reserves for taxes reflected in the balance sheet as of December 31, 1995 and included in the Financial Statement, are, adequate for any and all taxes for the period ending the date of such balance sheet and for all prior periods, whether or not disputed. As used in this Section 3.10, the terms "tax" and "taxes" refer to any tax, assessment, addition to tax, fee, penalty, interest or other governmental charge imposed by any federal, state, county, local, foreign, commonwealth, or other governmental entity.

                 SECTION 3.11 UNFUNDED LIABILITIES. There are no unfunded liabilities or other obligations of Buyer with respect to any collective bargaining agreements, or pensions, bonus, profit sharing, stock option or any plans or arrangements providing for employee benefits.

                 SECTION 3.12 ACCURACY OF WARRANTIES. No representation or warranty made by Buyer in this Agreement and no statement containing any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of a known and material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 3.13     ENVIRONMENTAL MATTERS.

                 A. None of the operations or property of Buyer is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq., Occupational Safety and Health Act 29 U.S.C. Section Section 651 et seq., Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., Clean Air Act 42 U.S.C. Section 7401 et seq., Federal Water Pollution Control Act 33 U.S.C. Section Section 1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as "Environmental Laws".

                 B. Buyer has no knowledge of a "Release", nor has it filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of its real estate (including movement in or through the air, soil, surface water, ground water or property of a "Capitalized Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, asbestos, polychlorinated biphenyls or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "Hazardous Waste" (as that term is defined under 40 Code of Federal Regulations ("CFR") Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.

                 C. Buyer has not received any written notice, claim or report from any governmental authority or third party to the effect that Buyer is or may be liable to any other person or entity as a result of the release or threatened release of a contaminant into the environment.

                 SECTION 3.14 RESALES. Buyer shall take the following actions to facilitate resale of the shares in compliance with federal and state securities laws: (i) in the event that Buyer becomes subject to the reporting requirements of the federal securities laws, Buyer shall timely file all periodic reports required thereunder; and (ii) if Buyer does not become subject to said reporting requirements, Buyer shall provide Shareholders with information required by Rule 15c2-11 under the Securities Exchange Act of 1934 and take such actions as may be necessary to facilitate such publication of the information specified in that rule.

                                   ARTICLE 4

                       FURTHER AGREEMENTS OF THE PARTIES

                 SECTION 4.1 ACCESS TO INFORMATION. Buyer and its representatives may make such investigation of the properties, assets and business of Corporation as Buyer may reasonably request, and Corporation shall give to Buyer and to its counsel, accountants and other representatives, full access during normal business hours to all of the properties, books, contracts, commitments, records and files of Corporation, and shall furnish to Buyer all such documents and copies of documents (certified as true and complete if requested) and such information concerning the business and affairs of Corporation as Buyer may reasonably request. Such investigation shall not be deemed in any way to diminish the liability of Selling Parties in respect of the representations, warranties, schedules, certificates or agreements given hereunder.

                 SECTION 4.2 CONDUCT OF BUSINESS BY CORPORATION. From the date hereof until the Closing Date, except as Buyer may previously consent in writing, Corporation shall:

                 A. Carry on its business and activities in the ordinary course as previously carried on, and shall not make or institute any methods of management, accounting or operation that will vary materially from those methods used by Corporation as of the date of this Agreement. Without limitation of the generality of the foregoing, Corporation shall not enter into any agreement or arrangement involving sale or lease of a material portion of its assets or the granting of any preferential right to purchase such assets, properties or rights, except in connection with the sale or lease of inventory to customers in the ordinary course of business;

                 B. Maintain in full force and effect the insurance policies listed in Exhibit "2.18" to this Agreement;

                 C. Make no change in its Articles of Incorporation or By-Laws;

                 D. Make no change in its authorized or issued capital stock and issue or grant no options, warrants or rights to purchase shares of or convert other securities into its capital stock;

                 E. Declare or pay no dividend or other distribution in respect of any shares of its capital or make any payments of salary or bonus to any of Shareholders other than in connection with current employment contracts, all of which have heretofore been delivered to Buyer;

                 F. Purchase, redeem or otherwise acquire, directly or indirectly, no shares of its capital stock;

                 G. Use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, except in the case of unsatisfactory performance, and to preserve the good will of all those having business relations with it (including, but not limited to, its customers);

                 H. Enter into no contract or commitment, except contracts or commitments entered into in the ordinary course of business, none of which (other than inventory purchases customary in nature and amount) shall involve payment by Corporation of more than $10,000.00;

                 I. Terminate none of the contracts or agreements listed in Exhibit "2.24" or modify any of said contracts or agreements except in accordance with their terms;

                 J. Except pursuant to existing arrangements disclosed in Exhibit "2.25": (i) grant no increase in salaries or compensation payable or to become payable by it, to any officer, employee, sales agent or representative, other than increases in customary amounts pursuant to normally scheduled salary reviews; or (ii) increase no benefits payable under any employee plan or otherwise to any officer, employee, sales agent or representative;

                 K. Duly comply with all laws, regulations, ordinances, orders, injunctions and decrees applicable to it and to the conduct of its business;

                 L. Encumber or mortgage none of its property or incur no liability for borrowed money, other than in the ordinary course of business, make no loans or advances to or assume, guarantee, endorse or otherwise become liable with respect to, the obligations of any other person, firm or corporation;

                 M. Acquire or agree to acquire none of the assets or capital stock of any other person, firm or corporation, except for purchases from suppliers in the ordinary course of business;

                 N. Make or agree to make no capital expenditures in excess of $10,000.00 for any single item, or $10,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $10,000.00;

                 O. Maintain and keep its properties and facilities in as good condition and working order as at present, except for depreciation through ordinary wear and tear;

                 P. Perform all of its obligations under contracts relating to or affecting its assets, properties and rights, except for non-material failures;

                 Q. Not do, or agree to do, except in the ordinary course of business, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Corporation;

                 R. Enter into no negotiations or agreements with any governmental authority (other than negotiations or agreements for the purchase of goods or services from Corporation) which would affect the future operation of its business;

                 S.       Write off none of the receivables on its books; and.

                 T. Enter into a lease for real property with any of Shareholders or any persons or entities affiliated with them.

                 SECTION 4.3 CONSENTS. Corporation shall obtain the consent of all persons whose consent is required to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Buyer.

                 SECTION 4.4 COMMUNICATIONS. Each party hereto agrees to consult and obtain the prior approval of the other parties, which approval shall not be unreasonably withheld or delayed, on reasonable notice as to the content of any press releases or any written statements for general circulation regarding the subject contained in this Agreement.

                 SECTION 4.5 UPDATING OF SCHEDULES. From the date hereof until the Closing Date, Corporation shall keep up to date all of the schedules, exhibits and certificates furnished (or to be furnished) under this Agreement, and shall promptly notify Buyer of any changes, additions or events which may, after the lapse of time, cause any change or addition thereto.

                                   ARTICLE 5

             CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING PARTIES

                 The obligations of Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Selling Parties may waive in writing in accordance with
Section 10.5 below:

                 SECTION 5.1 PERFORMANCE. Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

                 SECTION 5.2 REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of Buyer and Holdings, set forth in
Article 3 hereof, shall be true and correct in all material aspects on the date hereof, and on the Closing Date, as if made again at and as of such time, subject to any transactions which are contemplated or permitted by this Agreement.

                 SECTION 5.3 CERTIFICATE OF OFFICER. Selling Parties shall have been furnished with certificates executed by an officer of Buyer and an officer of Holdings, in form and substance satisfactory to Selling Parties, certifying the fulfillment of the condition set forth in Section 5.2 above.

                 SECTION 5.4 LEGAL OPINION. Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, counsel for Buyer and Holdings, shall have delivered to Selling Parties its opinions to the effect set forth in Exhibit "5.4.".

                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                 The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Buyer may waive in writing in accordance with Section 10.5 below:

                 SECTION 6.1 AUTHORIZATION OF TRANSACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by Selling Parties and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Corporation and by the Shareholders.

                 SECTION 6.2 SATISFACTORY INVESTIGATIONS. The investigation of the business of the Corporation contemplated in Section 4.1 hereof shall be satisfactory to Buyer in all respects as determined in the exercise of its sole, absolute and exclusive discretion.

                 SECTION 6.3 UNTRUE STATEMENTS. This Agreement, together with the Exhibits attached hereto or subsequently provided to Buyer at the time of Closing, shall not contain any untrue statement of a known material fact or omit to state a known material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 6.4 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects of Corporation, and there shall not have been any occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which might result in any such material adverse change before or after the Closing Date.

                 SECTION 6.5 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Selling Parties contained in this Agreement, shall be true at and as of the Closing Date with the same effect as though such representations and warranties have been made at and as of such time, and Selling Parties shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                 SECTION 6.6 CERTIFICATE OF SELLING PARTIES. Buyer shall have been furnished with a certificate executed by an officer of Corporation and certificates executed by each of the Shareholders, in form and substance satisfactory to Buyer, certifying to the fulfillment of the condition set forth in Section 6.4 above.

                 SECTION 6.7      LEGAL OPINION.   Kent, Ridge & Crawford,
counsel for the Shareholders and the Corporation shall have each delivered to Buyer its opinion to the effect set forth in Exhibit "6.6".

                 SECTION 6.8 LITIGATION. Immediately prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer, Holdings or Corporation, or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer, Holdings or Corporation which, if decided adversely, would adversely affect the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation (or of Buyer, Holdings or any of its subsidiaries) after the Closing Date, and which, in the judgment of the Board of Directors of Buyer or Holdings, would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Buyer or Holdings, might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                 SECTION 6.9 THIRD PARTY CONSENTS. Prior to the Closing, Corporation shall have obtained the written consent, waiver or approval of each person: (i) who is a party to a contract or agreement with Corporation or a contract or agreement by which Corporation or its property is bound; (ii) whose consent, waiver or approval is required under such contract or agreement as a result of consummation of the transactions contemplated by this Agreement; and
(iii) whose failure to provide such consent, waiver or approval would have or might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, assets, liabilities, operations or prospects of Corporation.

                 SECTION 6.10 CORPORATE ACTION. Immediately prior to the Closing, Buyer shall have received, in form and substance reasonably satisfactory to Buyer, the resignations of such officers and directors of Corporation, effective as of the Closing Date, as Buyer may have stipulated to Corporation in writing prior to the Closing Date.

                 SECTION 6.11     EMPLOYMENT AGREEMENTS.   Donald M., Richard
W. and Stevens each shall have executed and delivered to Buyer an employment agreement with Corporation on mutually acceptable terms and conditions.

                 SECTION 6.12 ESCROW AGREEMENT. The Shareholders shall have executed and delivered to Buyer an Escrow Agreement (including assignments separate from certificate as will be required thereunder) on mutually acceptable terms and conditions.

                                   ARTICLE 7

                                  THE CLOSING

                 SECTION 7.1 TIME AND PLACE. The transfer of the Shares by Shareholders to Buyer (the "Closing") shall take place at the offices of Buyer's counsel in Southfield, Michigan at 10:00 a.m., local time, on July 16, 1996, or at such other time and place as the parties may agree to in writing (the "Closing Date"), with the closing to be effective as of July 1, 1996.

                 SECTION 7.2 SELLING PARTIES' OBLIGATIONS AT CLOSING. At the Closing, Shareholders shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in Section 7.3:

                 A. Certificates representing the Shares, registered in the name of the respective Shareholders, duly endorsed by the respective Shareholders for transfer as specified in Section 1.1 above or accompanied by a separate written instrument of assignment. On submission of those certificates to Corporation for transfer, Corporation shall issue to Buyer a new certificate representing the Shares, registered in the name of Buyer;

                 B. The stock book, stock ledger, minute book and corporate seal of Corporation;

                 C.       The opinions of counsel as provided in Section 6.6;


                 D. Except as otherwise specified by Buyer, the written resignations of all the officers and directors of Corporation;

                 E. The certificates executed by Corporation's officer and the Shareholders, dated the Closing Date, as provided in Section 6.5; and

                 F. The Pledge Agreement and assignments separate from certificate as provided in Section 1.3.

                 SECTION 7.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver to Shareholders the following instruments and documents against delivery of the items specified in Section 7.2:

                 A. The cash portion of the Purchase Price payable to Shareholders in the amounts specified in Section 1.2, payable to Shareholders in their respective proportions;

                 B.       The shares of Holdings in the amounts specified in
         Section 1.2, issued to Shareholders in their respective proportions;

                 C. Certified resolutions of Buyer's and Holdings' Boards of Directors, in forms reasonably satisfactory to counsel for Selling Parties, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Buyer and Holdings under this Agreement; and

                 D. The certificate executed by Buyer's and Holdings' officers, dated the Closing Date, as provided in Section 5.3.

                 E.       The opinion of counsel as provided in Section 5.4.

                 F. Buyer will cause the cash payments to be made to Stevens and the Wolfson Group as set forth in Exhibit 1.2.



                                   ARTICLE 8

                           OBLIGATIONS AFTER CLOSING

                 SECTION 8.1      AGREEMENT TO REFRAIN FROM COMPETITION.   The
provisions of Sections 8.1A, 8.1B, 8.1C and 8.1D of this Agreement in favor of Buyer, shall apply only to the following persons and to no others: Saul W. and Wolchok (hereinafter collectively referred to as "Investor Shareholders") it being acknowledged that each noncompetition agreement of Richard W., Donald M. and Stevens in favor of Buyer is contained in the separate employment agreement between each and the Corporation.

                 A. Investor Shareholders agree, individually, that they will not, directly or indirectly (and whether or not for compensation), within the forty-two (42) month period immediately following the Closing Date, actively solicit the following types of business within the states of Florida and Georgia: records management and document management activities (including micrographics, scanning and conversion services and imaging) engaged in by Corporation on the date of this Agreement as long as Buyer (or any successor) shall, directly or indirectly, be engaged in such activity in the state of Florida.

                 B. Investor Shareholders further agree that they shall not directly or indirectly, at any time during the non-compete period:
         (i) divert or attempt to divert from Corporation any business of any kind in which Corporation is engaged; (ii) take any action that causes the termination of a business relationship between Corporation and any customer or supplier of Corporation; or (iii) induce or attempt to induce any person who is an employee of Corporation to leave the employ of Corporation.

                 C. During the period specified in Section 8.1A, Investor Shareholders further agree not to: (i) divulge, communicate, use to the detriment of Corporation or Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Corporation, including personnel information, know-how, computer programs, customer lists or other technical data;
         (ii) divert or attempt to divert from Corporation any business of any kind in which Corporation is engaged on the date hereof; or
         (iii) induce or attempt to induce any person who is an employee of Corporation on the date hereof to leave the employ of Corporation or Buyer. Investor Shareholders acknowledge and agree that any information or data which is unique to Corporation that they have acquired on any of these matters or items was received in confidence and as a fiduciary of Corporation.

                 D. Each of the Investor Shareholders has had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of Corporation, and each Investor Shareholder acknowledges and agrees that compliance with the covenants set forth in this Section 8.1 is necessary for the protection of the good will and other proprietary interest of Corporation and Buyer. Each Investor Shareholder acknowledges and agrees that in the event of a breach of such covenants, neither Corporation, Buyer nor any successors would have an adequate remedy at law, and Corporation, Buyer and any successor shall be entitled to injunctive relief in addition to any other remedies which may be available to them hereunder.

                 E. If, in any judicial proceeding, a court shall refuse to enforce the covenants included herein, then said unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent and agreement of Buyer, Richard W., Donald M. and Stevens and Investor Shareholders that these covenants be given the maximum force, effect and application permissible under law.

                 F. The Investor Shareholders shall, on the Closing Date, be paid $ 5,000.00 each in exchange for the foregoing Agreement to Refrain from competition, which amount is included within the Purchase Price.

                 SECTION 8.2 FURTHER ASSURANCES. From time to time, at Buyer's request (whether or not after the Closing), and without further consideration and at the expense of Buyer, Shareholders will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Shares.

                 SECTION 8.3 SHAREHOLDERS PUT AND DISCLAIMER REGARDING HOLDINGS' STOCK. (a) In the event that Holdings has not completed an initial public offering of the shares of its common stock within 6 months of the Closing Date and for the next 30 months thereafter, each Shareholder shall have the right until such time as Holdings completes an initial public offering to "put" or require Holdings to purchase not less than all of his Class A-1 Shares. If a Shareholder exercises such right, the purchase price for all of his Class A-1 Shares shall be equal to the lower of (i) the Corporation's EBITDA for the twelve (12) calendar months immediately preceding the giving of the notice of exercise to Holdings multiplied by 5, further multiplied by four tenths (0.4) and further multiplied by the Shareholder's percentage of Shareholders' Class A-1 Shares as set forth in Exhibit 1.2; or (ii) the Cash Value of Class A-1 Shares for that Shareholder as set forth in Exhibit 1.2.

         Each Shareholder's right to require Holdings to purchase his Class A-1 Shares shall be exercised by written notice to Holdings. Within forty-five
(45) days of the giving of such notice, the Corporation shall provide to the applicable Shareholder, an unaudited profit and loss statement of the Corporation, prepared by the Corporation's certified public accountants, for the 12 calendar months preceding the month during which notice was given. The closing of Holdings' purchase of the Class A-1 Shares shall occur within 30 days of the applicable Shareholder's receipt of the profit and loss statement. The notice may, at Shareholder's election specify a minimum purchase price based upon the Shareholder's assumptions respecting Corporation's earnings in which case the Shareholder shall not be required to sell if the purchase price based upon the profit and loss statement is less than such minimum purchase price. At closing, the applicable Shareholder shall deliver to Holdings the applicable certificate endorsed in blank or accompanied by a separate assignment and a representation that the Shareholder is the owner, beneficially, and of record, of all of the applicable Class A-1 Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.

         (b) Shareholders acknowledge, agree and understand that nothing in this Agreement prevents Holdings from offering, issuing, or selling any of its capital stock or other securities, whether pursuant to registered public offerings, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, whether or not the issuance, sale, grant and so forth has a dilutive effect on Shareholders' percentage ownership interest in Holdings. In addition, Shareholders acknowledge, agree and understand that except for the put right discussed herein, the Class A-1 Shares are subject to the rights, preferences and limitations set forth in the Certificate of Incorporation of Holdings and, in connection therewith Shareholders do not have preemptive or any type of registration rights with respect to the Class A-1 Shares.

                 SECTION 8.4 NEWCO. With respect to any work performed by the Corporation for a new corporation or entity ("Newco") involved in the business of operating an imaging center formed by Bank of Boston Mortgage Corporation, Thomas H. Lee Company, Barnett

Bank Mortgage Corporation and Madison Dearborn Partners, all net income determined in accordance with GAAP derived by the Corporation from this work for the first three (3) years from the date work is first performed by the Corporation for Newco ("Newco Net Earnings") will be divided fifty (50%) percent to the Corporation and fifty (50%) percent to the Shareholders (and divided among the Shareholders in those percentages set forth under percentage
of Total Shares Sold in Exhibit 1.2).   Thereafter, all Newco Net Earnings will
belong solely to Corporation.

         Corporation shall calculate the Newco Net Earnings in the month following the end of (i) the first full year in which work has been performed by Corporation for Newco, and (ii) each of the next two years, and shall pay Shareholders fifty (50%) percent of the Newco Net Earnings by the end of the month in which the calculation is performed. Illustration: The Corporation performs work for Newco on May 1, 1996. The Newco Net Earnings are calculated for the period May 1, 1996 through April 30, 1997. The calculation is made in May 1997 and paid to Shareholders by the end of May 1997.

         Newco Net Earnings shall mean earnings after payments of interest, taxes and depreciation computed on an accrual basis for each year of the 3 years during which the Shareholders are entitled to fifty (50%) percent of Newco Net Earnings. For purposes of computing Newco Net Earnings, the following conventions shall apply:

                 1. Overhead and G & A Expenses may be allocated between Corporation's business operations and the operations performed for Newco on a fair and reasonable basis as determined in mutual good faith by Corporation and Shareholders.

                 2. Except as otherwise expressly provided herein, generally accepted accounting principles shall be applied on a consistent basis for the purpose of making the calculations contemplated herein.

         Notwithstanding anything to the contrary set forth herein, in the event that Corporation does not have an executed, binding letter of intent to do the Newco work within twelve (12) months of the Closing Date then, and in that event, the foregoing provision shall be null and void.


                                   ARTICLE 9

                       INDEMNIFICATION AND LOAN REPAYMENT

                 SECTION 9.1 BUYER'S INDEMNITY. Buyer agrees to indemnify and hold harmless Shareholders from and against, and in respect to, any and all losses, expenses, costs, obligations and liabilities, including interest, penalties and reasonable attorneys' fees they may incur by reason of Buyer's breach of or failure to perform any of its representations, warranties, commitments or covenants in this Agreement, or by reason of any act or omission of Buyer, or Corporation, or any of their respective successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty or liability of any of the Selling Parties under any loan agreement, lease, contract, order or other agreement (relating to the business of Corporation) to which any of the Selling Parties is a party or by which any of them are bound at the Closing Date.

                 SECTION 9.2 SHAREHOLDERS' INDEMNITY. Shareholders hereby, jointly and severally, indemnify, defend and hold harmless Buyer from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities, damages and deficiencies (collectively referred to herein as "Losses"), that Buyer shall incur or suffer which result from the breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants or agreements in this Agreement, including any exhibit hereto. Buyer shall give each of the Shareholders prompt written notice, certified mail return receipt requested, of any claim to be made by Buyer under this Section 9.2, which notice shall set forth the amount of the claim and all of the facts relating thereto. Shareholders shall have a reasonable opportunity to confirm such claim, at Shareholders' expense and within 30 business days after receipt of the aforesaid notice, including, without limitation, review by them or by an attorney and/or accountant retained by them of the factual basis for such claim. Buyer agrees to cooperate with any such confirmation request and make available to Shareholders, or to the attorney and/or accountant appointed by them, at all reasonable times, for inspection and review, the books and records of Buyer relating to the claim, including, but not limited to, any worksheets relating to computation of the claim.

                 If, as a result of the confirmation, Shareholders do not agree that Buyer is entitled to indemnification with respect to the claim and such disagreement cannot, with good faith effort, be promptly settled within an additional ten (10) business days, Buyer and Shareholders shall each appoint within five (5) business days an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator. If said two arbitrators cannot agree on the selection of a third arbitrator within the next ten (10) business days, then either Buyer or Shareholders shall be entitled to apply to the American Arbitration Association sitting at Detroit, Michigan for the selection of a third arbitrator who shall then participate in such arbitration proceedings, and who shall be selected from a list of arbitrators possessing the qualifications set forth below. Any arbitrator appointed pursuant to this
Section 9.2 shall be a qualified expert with generally recognized current competence in mergers and acquisitions and complex business transactions. Except as otherwise provided herein, such arbitration shall be conducted at Detroit, Michigan in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                 Within thirty (30) business days of the date of selection of the last of the arbitrators to be selected by the foregoing procedure, the arbitrators shall furnish the parties with their written determination. Such written determination shall be certified and signed by at least a majority of the arbitrators, and shall be final and binding on the parties, except with respect to any alleged breach under Section 8.1 as to which the parties may pursue other remedies at law or in equity. Except with respect to any alleged breach under Section 8.1, judgment may be entered on any award rendered by the arbitrators in any federal or state court having jurisdiction over the parties. Each of Buyer and Shareholders shall pay the arbitrator selected by it, and the costs of the third arbitrator shall be paid 1/2 by Buyer and 1/2 by Shareholders.

                 In the event a claim or demand is made upon Buyer by a third party, which claim or demand Buyer believes could result in a claim by Buyer for indemnification under this Section 9.2, Buyer shall give Shareholders prompt written notice of such claim or demand as soon as practicable after receipt thereof by Buyer. Buyer shall consult with Shareholders to determine what defenses to such claims should be asserted. Shareholders may participate in, but not control, the negotiation, defense or settlement of any third-party claim or demand and may retain counsel at their own expense to represent them in such matters and participate on their behalf.

                 Notwithstanding anything to the contrary set forth herein, it is understood and agreed that: (i) the arbitration methodologies set forth in this Section 9.2 represent Buyer's sole available procedural remedies for enforcement of the within indemnity, except with respect to any alleged breach under Section 8.1 as to which Buyer may pursue other remedies at law or in equity; (ii) only Shareholders shall have any liability under the indemnity given to Buyer hereunder; and (iii) the extent of Shareholders' liability for damages for a breach of any of the representations, warranties, covenants or agreements in this Agreement, except for any alleged breaches of Section 8.1 or
2.10 hereof, shall be limited to the remedies and procedures, set forth in this
Section 9.2.

                 With regard to any civil actions which may arise out of any alleged breach of Section 8.1, such civil action shall be heard de novo.

                 SECTION 9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants made by the Selling Parties in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by the other party hereto and shall survive the Closing Date, provided, however, that such representations, warranties, covenants and agreements shall survive only to the extent that the right of indemnification for breach thereof is not otherwise limited pursuant to Section 9.4 hereof.

                 SECTION 9.4 LIMITATION ON INDEMNIFICATION. No indemnification shall be required as to amounts recovered pursuant to any insurance policy by the party seeking indemnification.

                 SECTION 9.5 LOAN RE-PAYMENT. On the Closing Date, the Balance Sheet of Corporation shows a debt of $492,500,000.00 to the "Wolfson Group" (i.e., to Donald W., Richard W. Saul W.). Notwithstanding that fact, Buyer and Shareholders have agreed that $392,500.00 (the "Debt") is validly owing to the Wolfson Group by Corporation with the balance of $100,000.00 actually representing consideration to Stevens which will not remain the debt of Corporation once it is controlled by Buyer. Accordingly, Donald W., Richard W., Saul W. hereby, jointly and severally, indemnify and hold Buyer and Corporation harmless from any and all costs and expenses of whatsoever type or kind related to claims by Stevens that the aforesaid $100,000.00 is owed to Stevens by either Buyer or Corporation. The Debt shall be re-paid as follows: Corporation shall have 24 months from and after the Effective Date of this Agreement to re-pay the Debt in full. The Debt shall be interest free for 6 months from and after the Effective Date of this Agreement. In the event that the Debt is not re-paid in full within 30 days of the date of Holdings' Initial Public Offering (if any) Corporation shall be obligated to pay to the Wolfson Group $100,000.00 as a reduction to principal on said 30th day. Thereafter, the Debt (as so reduced) shall accrue interest at the Prime Rate of Interest announced from time to time by First Union National Bank of North Carolina plus 1% per annum until paid. As set forth above, the Debt (as reduced, if applicable) plus accrued but unpaid interest shall be due and payable in full on the 24th month anniversary of the Closing Date. Corporation will have the right to prepay the Debt in whole or in part at any time without penalty or fee whatsoever. If and to the extent that funds are not available for Corporation to meet such obligation when and as due, Buyer shall timely make or cause such payment to be made.



                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

                 SECTION 10.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Selling Parties and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable by reason of any act, omission or statement of the indemnifying party.

                 SECTION 10.2 EXPENSES. Buyer and Shareholders shall, individually, pay all costs and expenses incurred or to be incurred by either of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

                 SECTION 10.3 EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

                 SECTION 10.4 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, together with all of the exhibits furnished hereunder, constitutes the sole and entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

                 SECTION 10.5 WAIVER. Buyer may waive in writing compliance by Selling Parties, and Selling Parties may waive in writing compliance by Buyer, with any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this Section shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

                 SECTION 10.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 10.7 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

                 SECTION 10.8 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

                 SECTION 10.9 RECOVERY OF LITIGATION COSTS. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                 SECTION 10.10 CONDITIONS PERMITTING TERMINATION. Either party may, on or before the Closing Date, terminate this Agreement without liability to the other if a condition to its performance shall not be fulfilled or a material default or breach cannot be cured at or prior to July 16, 1996, or such later date as is agreed to by Buyer and Selling Parties, provided such terminating party is not in default pursuant to the terms of this Agreement. Termination as provided herein shall not waive any rights of any party against another for default or breach of any provision of this Agreement.

                 SECTION 10.11 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fifth
(5th) day after mailing if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage paid and properly addressed as follows:


          To Corporation At:                Information & Image Technology
                                            of America, Inc.
                                            7829-33 Bayberry Road
                                            Jacksonville, Florida  32256

                                            Attn:  Donald M. Wolfson,
                                            Chairman


          With A Copy To:                   John R. Crawford, Esq.
                                            Kent Ridge & Crawford
                                            225 Water Street, Suite 900
                                            Jacksonville, Florida  32202


          To Shareholders At:               Richard J. Wolfson
                                            7829-33 Bayberry Road
                                            Jacksonville, Florida  32256

                                                 Donald M. Wolfson
                                                 7829-33 Bayberry Road
                                                 Jacksonville, Florida  32256

                                                 Saul Wolfson
                                                 7829-33 Bayberry Road
                                                 Jacksonville, Florida  32256

                                                 Bobby R. Stevens, Sr.
                                                 9238 Jaybird Circle
                                                 Jacksonville, Florida  32257

                                                 Dr. Eugene Wolchok
                                                 9020 Baycove Lane
                                                 Jacksonville, Florida  32257
                 With A Copy To:                 John R. Crawford, Esq.
                                                 Kent Ridge & Crawford
                                                 225 Water Street, Suite 900
                                                 Jacksonville, Florida  32202

                 To Buyer At:                    Lason Systems, Inc.
                                                 1305 Stephenson Highway
                                                 Troy, Michigan 48084
                                                 Attn:  Gary L. Monroe

                 With A Copy To:                 Laurence B. Deitch, Esq.
                                                 Seyburn, Kahn, Ginn, Bess,
                                                 Deitch And Serlin
                                                 2000 Town Center, Suite 1500
                                                 Southfield, Michigan 48075-1195


Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                 SECTION 10.12 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict provision or rule, whether of the State of Michigan (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied.
In furtherance of the foregoing, the internal law of the State of Michigan will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. Further, the parties hereto agree that jurisdiction and venue shall properly lie in the courts of the State of Michigan or in the United States District Court for the Eastern District of Michigan or in the United States District Court for the Middle District of Florida.

         SECTION 10.13 PIGGYBACK REGISTRATION RIGHTS. In connection with the Holdings common stock which is being acquired by

Shareholders as part of the Purchase Price, Holdings agrees to provide Shareholders with certain piggyback registration rights pursuant to that certain Piggyback Registration Agreement attached hereto and incorporated herein by reference as Exhibit 10.13.

         THIS AGREEMENT was executed as of the date and year first set forth above.

                                     BUYER:

                                     LASON SYSTEMS, INC., a Delaware corporation


                                     By:  Gary L. Monroe
                                        ----------------------------------------
                                          Gary L. Monroe

                                     Its:    Chief Executive Officer


                                     CORPORATION:

                                     INFORMATION & IMAGE TECHNOLOGY OF
                                     AMERICA, INC., a Florida
                                     corporation


                                     By:  Donald M. Wolfson
                                        ----------------------------------------

                                     Its: Chairman of the Board
                                         ---------------------------------------


                                     HOLDINGS:

                                     LASON HOLDINGS, INC., a Delaware
                                     corporation
                                     (solely for the purpose of being
                                     bound by Section 1.2, Schedule 1.3
                                     Article 3 , Section 8.3 and
                                     Section 10.13 of this Agreement)





                                     By:  Gary L. Monroe
                                        ---------------------------------------
                                          Gary L. Monroe

                                     Its:     Chief Executive Officer
                                         --------------------------------------

                      (SIGNATURES CONTINUED ON NEXT PAGE)

                                     SHAREHOLDERS:

                                     Richard J. Wolfson
                                     -------------------------------------------
                                     RICHARD J. WOLFSON


                                     Donald M. Wolfson
                                     -------------------------------------------
                                     DONALD M. WOLFSON


                                     Saul Wolfson
                                     -------------------------------------------
                                     SAUL WOLFSON


                                     Bobby R. Stevens, Sr.
                                     -------------------------------------------
                                     BOBBY R. STEVENS, SR.


                                     Eugene Wolchok
                                     -------------------------------------------
                                     DR. EUGENE WOLCHOK


                                     DONALD M. WOLFSON CHARITABLE
                                     REMAINDER UNITRUST




                                     By: Richard J. Wolfson
                                        ----------------------------------------
                                         Richard J. Wolfson, Trustee



                                     RICHARD WOLFSON CHARITABLE REMAINDER
                                     UNITRUST




                                     By: Saul Wolfson
                                        ----------------------------------------
                                         Saul Wolfson, Trustee




                      (SIGNATURES CONTINUED ON NEXT PAGE)

                                     SAUL WOLFSON CHARITABLE REMAINDER
                                     UNITRUST




                                     By: Richard J. Wolfson
                                        ----------------------------------------
                                         Richard J. Wolfson, Trustee





                                     EUGENE B. AND BRENDA R. WOLCHOK
                                     CHARITABLE REMAINDER UNITRUST





                                     By: Alan B. Chepenik
                                        ----------------------------------------
                                         Alan B. Chepenik, Trustee